SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 15


Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

               Commission File Number             0-7239

             MULTIVEST REAL ESTATE FUND, LTD., SERIES V
          (Exact name of registrant as specified in its charter)

      6100 Glades Rd., Suite 205, Boca Raton, FL. 33434; (561) 487-6700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      $500 Limited Partnership Units
         (Title of each class of securities covered by this Form)

                                None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [ X ]      Rule 12h-3(b)(1)(ii)   [   ]
      Rule 12g-4(a)(1)(ii)     [   ]      Rule 12h-3(b)(2)(i)    [   ]
      Rule 12g-4(a)(2)(i)      [   ]      Rule 12h-3(b)(2)(ii)   [   ]
      Rule 12g-4(a)(2)(ii)     [   ]
      Rule 12h-3(b)(1)(i)      [ X ]      Rule 15d-6             [   ]

Number of holders of record as of the certification or notice date:  1707

  Pursuant to the requirements of the Securities Exchange Act of 1934, MultiVest Real Estate Fund., Ltd., Series V, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         MULTIVEST REAL ESTATE FUND, LTD., SERIES V, a Michigan Limited Partnership


                         BY:  MULTIVEST REAL ESTATE INC.,
                              a Delaware Corporation

                              Its:  General Partner




                              By:  RICHARD L. DAVIS

                                   Richard L. Davis, President
B2248b